Exhibit 99.1

Investor Contact: Jeremy Friedman

Executive Vice President and Chief Financial Officer

978 570 6900

Jeremy.friedman@accellent.com

FOR IMMEDIATE RELEASE

Accellent Inc. Announces First Quarter 2012 Results

Wilmington, MA (May 14, 2012) – Accellent Inc. (the “Company” or “Accellent”), a wholly owned subsidiary of Accellent Holdings Corp., today announced results for its fiscal first quarter ended March 31, 2012.

First Quarter 2012 Financial Results

Net sales increased 1.3% to $131.6 million in the first quarter of 2012 compared with $129.9 million in the first quarter of 2011. Income from operations was $11.0 million in the first quarter of 2012, compared with $13.0 million in the first quarter of 2011. Net loss was $7.0 million in the first quarter of 2012, compared with a net loss of $8.2 million in the first quarter of 2011.

Adjusted EBITDA for the first quarter of 2012 was $23.0 million, or 17.5% of net sales, compared to Adjusted EBITDA of $23.8 million, or 18.4% of net sales, in the first quarter of 2011.

“We returned to year over year top-line growth in the first quarter, despite a continued soft market,” stated Donald Spence, President and CEO of Accellent. “Revenue increased 1.3% in the first quarter; however our profitability declined compared to last year. I remain optimistic that we are creating the necessary changes in our business to succeed both in today’s challenging market and also in the long-term.”

Reconciliations of non-GAAP financial measures to GAAP financial measures are provided in the financial information accompanying this press release.

Conference Call

Donald Spence, President and Chief Executive Officer, and Jeremy A. Friedman, Executive Vice President and Chief Financial Officer, will discuss our first quarter financial results in a conference call scheduled for today, May 14, 2012 at 5 p.m. Eastern Standard Time. The teleconference can be accessed live on the Internet through the Investor Relations section of the Accellent website at www.accellent.com or by calling (866) 804-6928 pass code 88571031. Please visit the website or dial in 10 to 15 minutes prior to the beginning of the call to download and install any necessary audio software. A replay of the conference call will be available via www.accellent.com or by telephone at (888) 286-8010 pass code 35531841 until May 21, 2012.

About Accellent

Accellent Holdings Corp., through its wholly owned subsidiary Accellent, Inc., provides fully integrated outsourced manufacturing and engineering services to the medical device industry primarily in the cardiology, endoscopy and orthopedic markets. Accellent has broad capabilities in precision component fabrication, finished device assembly, complete supply chain management capabilities and engineering services. These capabilities enhance customers’ speed to market and return on investment by enabling them to refocus internal resources more efficiently. For more information, please visit www.accellent.com.

Forward-Looking Statements

This press release includes “forward looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Act of 1934, as amended. All statements included herein, other than statements of historical fact, may constitute forward-looking statements. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct. Important factors that could cause actual results to differ materially from the Company’s expectations are disclosed in the risk factors contained in the Company’s Form 10-K for the year ended December 31, 2011 filed with the Securities and Exchange Commission on March 29, 2012. All forward-looking statements are expressly qualified in their entirety by such risk factors.

ACCELLENT INC.

Unaudited Condensed Consolidated Statements of Operations

(in thousands)

	Three Months Ended
	March 31, 2011	March 31, 2012
Net sales	$129,889	$131,578
Cost of sales (exclusive of amortization)	98,318	100,967

Gross profit	31,571	30,611

Operating expenses:
Selling, general and administrative expenses	14,112	15,050
Research and development expenses	747	474
Restructuring charges	—	353
Gain on disposal of property and equipment	—	(1)
Amortization of intangible assets	3,735	3,735

Total operating expenses	18,594	19,611

Income from operations	12,977	11,000

Other (expense) income, net:
Interest expense, net	(17,249)	(17,242)
Other (expense) income, net	(1,934)	178

Total other (expense) income, net	(19,183)	(17,064)

Loss before income taxes	(6,206)	(6,064)

Provision for income taxes	1,965	922

Net loss	$(8,171)	$(6,986)

ACCELLENT INC.

Unaudited Condensed Consolidated Balance Sheets

(in thousands)

	December 31, 2011	March 31, 2012

Assets
Current assets:
Cash	$38,858	$35,149
Accounts receivable, net	54,763	62,023
Inventory	65,962	71,193
Prepaid expenses and other current assets	4,481	5,277

Total current assets	164,064	173,642

Property, plant and equipment, net	126,992	124,563
Goodwill	629,854	629,854
Other intangible assets, net	149,687	145,952
Deferred financing costs and other assets, net	16,825	16,195

Total assets	$1,087,422	$1,090,206

Liabilities and Stockholder’s equity
Current liabilities:
Current portion of long-term debt	$22	$22
Accounts payable	22,580	27,142
Accrued expenses and other current liabilities	46,487	50,237

Total current liabilities	69,089	77,401

Long-term debt	712,967	713,042
Other long-term liabilities	38,466	39,085

Total liabilities	820,522	829,528

Stockholder’s equity	266,900	260,678

Total liabilities and stockholder’s equity	$1,087,422	$1,090,206

ACCELLENT INC.

Reconciliation of Net Loss to EBITDA to Adjusted EBITDA

(in thousands)

	Three Months Ended
	March 31, 2011	March 31, 2012

Net loss	$(8,171)	$(6,986)
Interest expense, net	17,249	17,242
Provision for income taxes	1,965	922
Depreciation and amortization	9,441	10,083

EBITDA (1)	$20,484	$21,261

Adjustments:
Stock-based compensation – employees	248	40
Stock-based compensation – non-employees	23	23
Employee severance and relocation	335	814
Restructuring charges	—	353
Executive recruiting costs	221	—
Plant closure costs and other	—	169
Currency loss (gain)	2,020	(185)
Gain on disposal of property and equipment	—	(1)
Franchise and other taxes	190	205
Management fees to stockholder	319	335

Adjusted EBITDA (1)	$23,840	$23,014

(1)	EBITDA and Adjusted EBITDA presented in this press release are supplemental measures of our performance that are not required by, or presented in accordance with, GAAP. EBITDA and Adjusted EBITDA are not measurements of our financial performance under GAAP and should not be considered as alternatives to net income (loss) or any other performance measures derived in accordance with GAAP, or as an alternative to cash flow from operating activities as a measure of our liquidity.

EBITDA represents net income (loss) before net interest expense, provision for income taxes and depreciation and amortization. Adjusted EBITDA represents EBITDA further adjusted to give effect to certain non-cash items and other adjustments, all of which are defined in the indentures governing our debt. The adjustments include adjustments for restructuring charges and related plant closure costs, stock compensation charges, severance and relocation costs, executive recruiting costs, currency gains and losses, gains and losses on derivative instruments, gains and losses resulting from the disposal of property and equipment, certain non-income based taxes, losses on debt extinguishment, and management fees.

We believe that the presentation of EBITDA and Adjusted EBITDA is appropriate to provide as additional information for investors. We consider it an important supplemental measure of our performance and we believe that both are frequently used by securities analysts, investors and other interested parties in the evaluation of high yield issuers.